Exhibit 4.4

WARRANT AGENT AGREEMENT

This WARRANT AGENT AGREEMENT (this “Agreement”) between Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”), Computershare Inc., a Delaware corporation and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (collectively, the “Warrant Agent”), is dated as of March __, 2015.

RECITALS

WHEREAS, on _________, 2015, the Company issued warrants (“Warrants”) to purchase _____________ common shares, no par value (“Common Shares”) to the Warrant Holders (as defined hereafter), pursuant to the terms and conditions of that final prospectus dated March __, 2015 (collectively, the “Warrant Holders”);

WHEREAS, on October 3, 2014, the Company filed a Registration Statement on Form S-1, which was subsequently amended on November 17, 2014, December 3, 2014, January 23, 2015, February 2, 2015 and February __, 2015 (collectively, the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “Commission”) to register the Warrants and the Common Shares issuable upon exercise of the Warrants, which was declared effective by the Commission on ________, 2015;

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the re-issuance, transfer, exchange and exercise of the Warrants;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions of this Agreement, and the Warrant Agent hereby accepts such appointment.

Section 2. Form of Warrant Certificates. The Warrants shall be evidenced by certificates (the “Warrant Certificates”) (together with the form notice of exercise), which shall be substantially in the form of Exhibit A1 hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement or as may be required to comply with any law or with any rule or regulation made pursuant thereto, or to conform to usage.

___________________________

1 NTD: Reference to be revised, Exhibit A is currently the Schedule of Fees.

Section 3. Countersignature and Registration.

(a)	The Warrant Certificates shall be executed on behalf of the Company by its Chairman or its President, either manually or by facsimile signature, and have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Warrant Certificates shall be countersigned by the Warrant Agent either manually or by facsimile signature and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificate had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an officer. The Warrant Agent will keep or cause to be kept, at one of its offices or at the office of one of its agents, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the number of Warrants evidenced on the face of each of such Warrant Certificate and the date of each of such Warrant Certificate.

(b)	The Company shall provide an opinion of counsel prior to the Effective Time to set up reserve of warrants and related Common Shares. The opinion shall state that all warrants or Common Shares, as applicable, are:

(1) registered under the Securities Act of 1933, as amended, or are exempt from such registration, and all appropriate state securities law filings have been made with respect to the warrants or shares; and

(2) validly issued, fully paid and non-assessable.

Section 4. Transfer, Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates.

(a)	Subject to the provisions of Section 9(a) hereof and the last sentence of this first paragraph of Section 4(a) and subject to applicable law, rules or regulations, restrictions on transferability that may appear on the Warrant Certificates or any “stop transfer” instructions the Company may give to the Warrant Agent, at any time after the date hereof, at or prior to the Expiration Date (as such term is defined in Section 5(a) of this Agreement), any Warrant Certificate(s) may be transferred, split up, combined or exchanged for another Warrant Certificate(s), entitling the holder to purchase a like number of Common Shares as the Warrant Certificate(s) surrendered then entitled such holder to purchase, all as set forth in Section 7 of the Warrant Certificate. Any holder desiring to transfer, split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender the Warrant Certificate(s) to be transferred, split up, combined or exchanged at the principal office of the Warrant Agent, subject to applicable law and the reasonable requirements of the Warrant Agent which requirements shall include reasonable evidence of authority to transfer. Such evidence of authority shall include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Warrant Agent. Thereupon the Warrant Agent shall countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested.

(b)	If any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver, in exchange and substitution for, and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Warrant Agent of the loss, theft or destruction of such Warrant Certificate and an affidavit and the posting of an open penalty surety bond satisfactory to the Warrant Agent and holding the Warrant Agent and Company harmless, absent notice to Warrant Agent that such certificates have been acquired by a bona fide purchaser. Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity. Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe and as required by Section 8-405 of the Uniform Commercial Code as in effect in the State of New York.

Section 5. Exercise of Warrants; Exercise Price; Expiration Date.

(a)	The Warrants shall cease to be exercisable and shall terminate and become void at or prior to 5:30 PM, New York Time, on ________________ (the “Expiration Date”). Subject to the foregoing and to Section 5(b) hereof, the holder of any Warrant Certificate may exercise the Warrants evidenced thereby in whole or in part and from time to time upon surrender of the Warrant Certificate (if all of the Warrant Shares available under the Warrant Cerare being purchased), with the notice of exercise properly completed and duly executed, to the Warrant Agent at its principal office or to the office of one of its agents as may be designated by the Warrant Agent from time to time, accompanied by proper payment to the Company, in a manner specified on the Warrant Certificate, in an amount equal to the then applicable Exercise Price per share multiplied by the number of Common Shares then being purchased as well as all applicable taxes or charges due in connection with the exercise of such Warrants. The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by the Company. For purposes of the Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

(b)	Upon receipt of a notice of exercise properly completed and duly executed prior to the Expiration Date, accompanied by payment of the Exercise Price for the Common Shares to be purchased and all applicable taxes or charges due in connection with such exercise, the Warrant Agent shall thereupon: (i) promptly requisition from the transfer agent of the Common Share certificates the number of Common Shares to be purchased, and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests; (ii) promptly after receipt of such Common Share certificates, cause the same to be delivered to or upon the order of the holder of such Warrant Certificate, registered in such name or names as may be designated by such holder; or (iii) if requested by the Holder, deliver the Warrant Shares via DWAC deposit to the account designated by such Holder as set forth in Section 1(a) of the Warrant Certificate. The Warrant Agent shall use best efforts to deliver Warrant Shares within three (3) Business Days of receipt of both a notice of exercise duly executed and receipt of payment of the Exercise Price.

(c)	Upon receipt by the Warrant Agent of a notice of exercise duly executed at its principal office, and proper payment of the applicable Exercise Price and any taxes or charges as required hereby, the holder of such Warrant Certificate shall be deemed to be the holder of record of the Common Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such common shares shall not then be actually delivered to the holder of such Warrant Certificate.

(d)	The Company acknowledges that all funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

(e)	In the event of a Cashless Exercise (as defined in the Warrant Certificate) pursuant to Section 1(c) of the Warrant Certificate, upon receipt of a notice of exercise properly completed and duly executed indicating a Cashless Exercise, the Warrant Agent will promptly deliver a copy of such notice of exercise to the Company to confirm the number of Warrant Shares issuable in connection with the Cashless Exercise. The Company shall calculate and transmit to the Warrant Agent in a written notice, and the Warrant Agent shall have no duty, responsibility or obligation to calculate, the number of Warrant Shares issuable in connection with any Cashless Exercise. The Warrant Agent shall be entitled to rely conclusively on any such written notice provided by the Company, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with such written instructions or pursuant to this Agreement. In the event of a Cashless Exercise, the Company shall provide the Warrant Agent with the cost basis for all securities issued pursuant to such Cashless Exercise prior to the issuance of such securities. In the event of an exercise other than a Cash Exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued securities as [the Exercise Price thereof][2].

_______________________

2 Issuer to confirm/update.

Section 6. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in canceled form, or, if surrendered to the Warrant Agent, shall be canceled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Warrant Agent shall deliver all canceled Warrant Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company, subject to any applicable law, rule or regulation requiring the Warrant Agent to retain such canceled certificates.

Section 7. Adjustment of Exercise Price and Number of Common Shares. The number and kind of securities purchasable upon the exercise of the Warrants and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as set forth in Sections 2, 3 and 4 of the Warrant Certificate; provided, however, that the Warrant Agent shall have no obligation under any Section of this Agreement to determine whether an adjustment event has occurred or to calculate any of the adjustments set forth therein. The form of Warrant Certificate need not be changed because of any adjustment hereunder, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant Certificate that the Company may deem appropriate and that does not affect the substance thereof (including any of the rights, duties, obligations and liabilities of the Warrant Agent), and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

Section 8. Certification of Adjusted Exercise Price or Number of Common Shares. Whenever the Exercise Price or the number of Common Shares issuable upon the exercise of each Warrant is adjusted as provided in Section 7, the Company shall: (i) within ten (10) days of such adjustment, prepare and file with the Warrant Agent a certificate setting forth the Exercise Price of each warrant as so adjusted, and a brief statement of the facts accounting for such adjustment; and (ii) instruct the Warrant Agent to mail a copy of such certificate to each holder of a Warrant Certificate. The Warrant Agent shall mail a copy of such certificate to each holder of a Warrant Certificate within twenty (20) days after receipt of such certificate from the Company. Until such certificate is received by the Warrant Agent, the Warrant Agent may presume conclusively for all purposes that no such adjustments have been made and the Warrant Agent shall have no duty or obligation to investigate or confirm whether any of the Company’s determination are accurate or correct.

Section 9. Fractional Common Shares. No fractional common shares shall be issued in connection with any warrant exercise, but in lieu of such fractional common shares the Company shall make a cash payment equal to the Exercise Price for such fractional common share. The Warrant Agent shall promptly provide the Company with written notice upon the exercise of any warrant or warrants by a registered holder which would otherwise result in the issuance of fractional common shares. The Company shall provide an initial funding of [one thousand dollars ($1000)] for the purpose of issuing cash in lieu of fractional shares. From time to time thereafter, Computershare may request additional funding to cover such payments. Computershare shall have no obligation to make such payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto.

Section 10. Transfer and Exercise of Warrant Certificates. The Company and the Warrant Agent consent and agree:

(a)	that the Warrant Certificates shall be transferable only on the registry books of the Warrant Agent if surrendered at the principal office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer; and

(b)	that the Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the absolute owner thereof and of the warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company or the Warrant Agent) for all purposes whatsoever, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Section 11. Concerning the Warrant Agent.

(a)	The Company shall pay to the Warrant Agent compensation in accordance with the fee schedule attached as Exhibit B hereto, together with reimbursement for reasonable fees and disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

(b)	The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct.

(c)	From time to time, the Company may provide the Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time the Warrant Agent may apply to any officer of the Company for instruction, and may consult with legal counsel for the Warrant Agent or the Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Agreement. The Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken or omitted by Warrant Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

(d)	The Warrant Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising from or out of, directly or indirectly, or attributable to the Warrant Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Warrant Agent’s gross negligence, bad faith or willful misconduct or which arise out of the breach of any representation or warranty of the Warrant Agent hereunder, for which the Warrant Agent is not entitled to indemnification under this Agreement; provided, however, that Warrant Agent’s aggregate liability under this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid under this Agreement by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses.

(e)	In order that the indemnification provisions contained in this Section 11 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

(f)	Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

Section 12. Purchase or Consolidation or Change of Name of Warrant Agent.

(a)	Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be party, or any corporation succeeding to the corporate trust business of the Warrant Agent shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

(b)	In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

(c)	To the extent doing so will not violate any legal or contractual obligation on the part of the Warrant Agent to maintain the confidentiality of such information, the Warrant Agent shall notify the Company in writing in advance of any proposed change in its ownership, control or management.

Section 13. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

(a)	The Warrant Agent may consult with legal counsel, and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)	Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, Chief Financial Officer, Treasurer or Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authentication to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)	The Warrant Agent shall be liable hereunder for its own gross negligence, bad faith and willful misconduct.

(d)	The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same.

(e)	The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of Common Shares required under the provisions of Sections 7 and8 or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any Common Shares will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(f)	The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further information and documentation as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(g)	The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, Chief Financial Officer, Treasurer or Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, provided Warrant Agent carries out such instructions without gross negligence, bad faith or willful misconduct.

(h)	The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(i)	The Warrant Agent may perform any of its duties hereunder either directly or by or through agents or attorneys and Warrant Agent shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder.

Section 14. Termination. Either the Company or the Warrant Agent may terminate this Agreement upon thirty (30) days prior written notice to the other party. In the event of such termination, the Company shall appoint a successor agent and inform the Warrant Agent of the name and address of any successor agent so appointed, provided that no failure by the Company to appoint such a successor agent shall affect the termination of this Agreement or the discharge of the Warrant Agent as agent hereunder. Upon any such termination, Warrant Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Warrant Agent shall promptly forward to the Company or its designee any and all property or documentation relative to the Warrant Certificates and the holders thereof and documents relating to the Warrant Certificates or the holders thereof that the Warrant Agent may receive after its appointment has so terminated.

Section 15. Issuance of New Warrant Certificates. The Company may, at its option and in accordance with the provisions of the Warrant Certificates, request the Warrant Agent to issue new Warrant Certificates, in such form as is acceptable to the Company, in order to reflect any adjustment or change in the Exercise Price or the number of Common Shares purchasable under the several Warrant Certificates.

Section 16. Notices. All notices, demands and other communications given pursuant to the terms and provisions of this Agreement shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery service, or by certified or registered mail, return receipt requested to:

To the Company:

With a copy to:

To Warrant Agent:	Computershare Trust Company, N.A.
250 Royall Street
Canton, Massachusetts 02021
Attention: Client Administration Corporate Actions

Section 17. Governing Law. This Agreement and the interpretation of its terms shall be governed by the laws of the State of New York, without application of conflicts of law principles.

Section 18. Force Majeure. Notwithstanding anything to the contrary contained herein, Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 19. Amendment. No provision of this Agreement may be amended, modified, or waived, except in a written document signed by all of the parties. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Agreement.

Section 20. Severability. If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed binding and enforceable to the full extent permitted by applicable law.

Section 21. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement.

Section 22. Assignment. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by the parties without the prior written consent of all the other parties, which the other parties will not unreasonably withhold, condition or delay.

Section 23. Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 24. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person other than the Company and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Warrant Agent.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 26. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 27. Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

Section 28. Further Assurances. The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

Section 29. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company
Sino-Global Shipping America, Ltd., a Virginia corporation

By: ____________________________
Name: ____________________________
Title: ____________________________

Computershare Trust Company, N.A.

By: ____________________________
Name: ____________________________
Title: ____________________________

Computershare Inc.

By: ____________________________
Name: ____________________________
Title: ____________________________

Exhibit A

Form of

Warrant Certificate

Exhibit B

Schedule of Fees

Warrant Agent

Service Description	Fees
Warrant Conversion Agent
1st year Annual Administration (includes initial setup)	$5,000.00
Annual Administration each year thereafter	$1,000.00

Processing Accounts, each	$50.00

Conversions requiring additional handling (window items, deficient items, correspondence items, legal items, items not providing a taxpayer identification number, Transfer Requests, etc), additional each	$15.00

Requisitioning Funds, each requisition	$25.00

Expiration	$1,000.00

Special Services	Additional

Out of Pocket Expenses Including Postage, Printing, Stationery, Overtime, Transportation, Microfilming, Imprinting, Mailing, etc.	Additional